Exhibit 10.2
TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT is entered into as of August 21, 2008 (this “Agreement”), between Hollywood Media Corp., a Florida corporation (the “Service Provider”), Hollywood.com, LLC, a Delaware limited liability company (‘Hollywood.com), Totally Hollywood TV, LLC, a Delaware limited liability company (“Totally Hollywood” and, collectively with Hollywood.com, the “Service Receiver”).
Recitals
          A. Pursuant to a Purchase Agreement dated August 21, 2008 (the “Purchase Agreement”) between Service Provider and R&S Investments, LLC, a Delaware limited liability company (“Purchaser”), Purchaser purchased the Service Receiver.
          B. To provide for an efficient and orderly transition of ownership and management of the Service Receiver from the Service Provider to Purchaser, the parties hereto deem it to be appropriate and in the best interests of the Service Provider and the Service Receiver that the Service Provider provide certain services to the Service Receiver on the terms and conditions set forth herein.
          C. This Agreement is the Transition Services Agreement referred to in the Purchase Agreement.
Agreement
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. Definitions
     (a) In this Agreement, the following terms shall have the following meanings.
     “Commencement Date” means the date on which the Service Provider shall commence the provision of the Services which shall be the date hereof.
     “Services” means the services set forth on Schedule A hereto to be provided by the Service Provider to the Service Receiver.
     “Term” shall have the meaning given in Section 5 hereof.
     (b) All capitalized terms used herein but not otherwise defined shall have the meanings given them in the Purchase Agreement.
Section 2. Services
     (a) Subject to the terms and conditions of this Agreement, the Service Provider shall provide to the Service Receiver throughout the Term accounting, billing, ad sales support, payroll processing, legal, and information technology support services (the “Services”) to the extent requested by Service Receiver.

     (b) Except as otherwise agreed in writing by the parties hereto, the Services shall be provided in substantially the same manner, at substantially the same levels and on substantially the same time schedules as such Services were undertaken by the Service Provider prior to the Commencement Date.
Section 3. Payment
     (a) In consideration for the provision of Services by the Service Provider, the Service Receiver shall pay to the Service Provider an amount equal to (i) the actual out of pocket costs relating to the provision of the Services, (ii) a pro rata portion of the incremental expenses directly relating to the provision of Services by any of Service Provider’s employees who assist in providing such Services (such expenses include, but are not limited to salary, including fringe benefits), with such pro rata portion determined based upon the time spent in connection with providing Services, (iii) with respect to servers (and other equipment, if any) utilized by the Companies that are located on any third party premises, the applicable rent related to the use of such premises for the housing of such servers (and such other equipment), and (iv) with respect to the inclusion of Service Receiver as additional insured on Service Provider’s health, workers’ compensation, media liability, and property and casualty insurance policies, the allocable portion of the costs to Service Receiver under such policies.
     (b) Within twenty-one (21) days following the last day of each calendar month, the Service Provider shall provide to the Service Receiver an invoice for the preceding month’s Services, which shall include (i) the Services provided by the Service Provider to the Service Receiver for such month and (ii) the charges for such Services (as determined in accordance with this Agreement). The amount stated in such invoices shall be paid by the Service Receiver in full within ten (10) business days of the invoices being issued to the account designated by the Service Provider in such invoice, unless disputed by the Service Receiver.
Section 4. Dispute Resolution
     Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration as governed by and interpreted under the laws of the State of Florida, administered by the American Arbitration Association in accordance with it’s Commercial Arbitration Rules, determined by one arbitrator. The situs of said arbitration shall be Palm Beach County, Florida. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
Section 5. Term and Termination and Effects of Termination. This Agreement shall become effective on the Commencement Date and, except as otherwise specifically provided in attached Schedule A, shall terminate on the date that is fifteen (15) months from the date hereof, but may be terminated earlier (such time period is hereinafter referred to as the “Term”):
     (a) Upon the mutual written agreement of the parties; and
     (b) By either party by written notice to the other party if the other party commits a material breach of any of the terms or conditions of this Agreement and, if such breach may be cured, the breaching party fails to remedy the breach within thirty (30) days of receiving such notice.

     (c) By Service Receiver, with respect to this entire Agreement or with respect to one or more of the Services provided by Service Provider under this Agreement, at any time upon ten (10) days written notice to the Service Provider.
Upon termination or expiration of the Term, the Service Receiver shall pay to the Service Provider all monies due to the Service Provider in respect of Services provided prior to such termination or expiration, together with the balance of all costs payable by the Service Receiver to the Service Provider.
Section 6. Indemnification
     (a) The Service Receiver hereby agrees to indemnify and hold the Service Provider harmless from and against any and all claims, actions, suits, losses, demands, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) of every kind, nature, or description (i) brought by a third party in connection with the provision of Services hereunder, except to the extent that such Losses arise from the willful misconduct or gross negligence of the Service Provider, and (ii) arising out of or resulting from any breach of any covenant or agreement of the Service Receiver in this Agreement.
     (b) The Service Provider hereby agrees to indemnify and hold the Service Receiver harmless from and against any and all Losses of every kind, nature, or description (i) brought by a third party in connection with the provision of Services hereunder to the extent that such Losses arise from the willful misconduct or gross negligence of the Service Provider, and (ii) arising out of or resulting from any breach of any covenant or agreement of the Service Provider in this Agreement.
Section 7. Notices
     Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Service Receiver, to: Hollywood.com, LLC c/o Mitchell Rubenstein 2255 Glades Road, Suite 221A Boca Raton, Florida 33431 Facsimile: (561) 998-2974

With a required copy to:

Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131
Attention: Rodney H. Bell, Esq.
Facsimile Number: (305) 789-7799

If to the Service Provider, to:

Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, Florida 33431
Attention: Melissa H. Orlen, Esq.
Facsimile: (561) 998-2974

With a required copy to:

Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
Attention: Steven Vazquez, Esq.
Facsimile: (813) 221-4210
or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
Section 8. Miscellaneous
     (a) Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (b) Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures.

     (c) Entire Agreement; In Writing. This Agreement (including, without limitation, Schedule A hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (d) Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Florida, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Florida.
     (e) Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that: (i) without such consent, the Service Receiver may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates; and (ii) without such consent, either party may assign this Agreement to any person that succeeds to substantially all of the business of such party.
     (f) Waiver. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by Law: (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given; and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
     (g) Benefit. No provision of this Agreement is intended to confer upon any Person other than the parties hereto and their respective executors, heirs, personal representatives, successors and assigns any rights or remedies hereunder.
     (h) Relationship of the Parties. The parties hereto are independent contractors and neither party is an employee, partner or joint venturer of the other. Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party for any purpose. Neither party shall have the right to bind the other to any agreement with a third party nor to represent itself as a partner or joint venturer of the other
     (i) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

HOLLYWOOD.COM, LLC
By:	/s/ Mitchell Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Chief Executive Officer

HOLLYWOOD MEDIA CORP.
By:	/s/ Robert D. Epstein
	Name:	Robert D. Epstein
	Title:	Chairman, Special Committee of Directors, on behalf of Special Committee, as Authorized Representative of Hollywood Media Corp.

TOTALLY HOLLYWOOD TV, LLC
By:	/s/ Mitchel Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Chief Executive Officer